Exhibit 10.10

January 20, 2021

Heidi Henson

[***]

[***]

Dear Heidi:

Pardes Biosciences, Inc, a Delaware corporation (the “Company”), is pleased to offer you employment pursuant to the terms of this Executive Offer Letter (the “Agreement”).

Duties and Extent of Service

As Chief Financial Officer of the Company, you will report directly to the President and Chief Executive Officer of the Company (the “Supervising Officer”) and you will have responsibility for performing those duties as are customary for, and are consistent with, your position with the Company, as well as those duties as the Supervising Officer or the Board of Directors of the Company (the “Board”) may designate. Your first date of employment shall be the date of this Agreement. Your primary working location shall initially be your home; provided that if the Company were to establish an office no more than a 50-mile radius from the address set forth above, the Company shall be entitled to designate such location as your primary working location. Subject to the terms of this Agreement, the Company reserves the right to reasonably require you to perform your duties at places other than your primary working location from time to time and to require business travel.

You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote your full-time business efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may participate in outside charitable, civic, educational, professional, community or industry activities to the extent such activities do not individually or in the aggregate materially interfere with the performance of your duties to the Company as provided in this Agreement or create an actual or potential conflict of interest with the Company’s business; provided, further, that your service on any outside boards (whether for profit or non-profit) shall require the prior consent of the Supervising Officer. Any of your outside activities listed on Schedule 1 attached hereto shall also be deemed approved for purposes of this Agreement and shall not be a violation of your obligations in this paragraph.

Employment at Will

You and the Company understand and agree that you are an employee at-will, and that you may resign, or the Company may terminate your employment, at any time and for any or for no reason in accordance with the termination provisions set forth further below in this Agreement. Nothing in this Agreement shall be construed to alter the at-will nature of your employment, nor shall anything in this Agreement be construed as providing you with a definite term of employment.

Heidi Henson

January 20, 2021

Compensation

Until the termination of your employment, in consideration for your services hereunder, we will compensate you as follows:

• Base Salary. Your initial base salary shall be at the annualized rate of $395,000, payable in accordance with the Company’s standard payroll schedule (the “Base Salary”). The Base Salary may be reviewed and modified from time to time at the sole discretion of the Board or any committee designated by the Board to govern compensation matters (the “Compensation Committee”) and is in addition to the other benefits set forth herein.

• Annual Bonus. You will be eligible to receive an annual bonus with a target payout equal to forty percent (40%) of your Base Salary paid for the relevant fiscal year in accordance with the terms of any Company bonus plan adopted by the Board or the Compensation Committee. The determination of whether you will receive a bonus with respect to any given fiscal year of the Company, and the amount of any such bonus, shall be determined by the Board or its Compensation Committee, in its sole discretion, after considering your performance and the Company’s performance for such fiscal year. If you are awarded a bonus with respect to a given fiscal year of the Company, the Company will make payment of such bonus no later than March 15 of the next fiscal year of the Company. Except as provided under the heading “Severance” below, a precondition to the annual bonus being considered earned is that you continuously remain an employee of the Company on the date on which any such annual bonus is paid.

• Vacation; PTO. You will be entitled to paid vacation in accordance with the Company’s then-current vacation policy.

• Benefits. You will also be entitled to participate in such benefits (including group medical, vision and dental insurance), if any, as the Company shall make available to executive-level employees and in such employee benefit plans and fringe benefits as may be offered or made available by the Company to its employees. The Board reserves the right to change or terminate the Company’s employee benefit plans and fringe benefits. Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits.

• Expenses. Upon delivery of reasonable documentation, you will be entitled to reimbursement by the Company for reasonable travel, business development, and other business expenses incurred by you during the term of your employment in the performance of your duties hereunder in accordance with the then-current policies and practices of the Company.

• Initial New Hire Equity Award and Future Equity Awards. Upon approval by the Company’s Board of Directors or its Compensation Committee following the completion of a formal valuation of the Company’s common stock (the “409A Valuation”), the Company will grant you under the Company’s 2020 Stock Plan an incentive stock option to purchase that number of shares of the Company’s common stock (the “Shares”) that will increase your ownership interest in the Company to approximately 1.60% of the fully diluted post-closing capitalization of the Company following completion of the Series A Preferred Stock financing, which options shall have a ten year term and the right to early exercise pursuant to a notice of stock option grant and stock option agreement (the “Stock Option Agreement”). The exercise price under the Stock Option Agreement shall equal the fair market value of a share of common stock as determined by the 409A Valuation. Subject to the terms of the applicable equity award and the 2020 Stock Plan, the equity award shall contain the following vesting terms: 1⁄4 of the Shares shall vest on the one-year

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January 20, 2021

anniversary of the date you commence employment, and an additional 1/48th of the Shares shall vest on the corresponding day of each month thereafter (and if there is no corresponding day, the last day of the month) for 36 months, until all of the Shares are vested, in each case subject to your continued provision of services to the Company as either an employee or consultant through each applicable vesting date, except as otherwise provided in connection with severance as set forth below. In addition to the foregoing, you shall be eligible to receive grants of Company equity awards in the sole discretion of and subject to the approval of the Board or its Compensation Committee.

• Signing Equity Award. Upon approval by the Company’s Board of Directors or its Compensation Committee following the completion of the 409A Valuation, the Company shall grant you an incentive stock option to purchase 12,711 Shares pursuant to a Stock Option Agreement, with terms comparable to your new hire equity award set forth above. This equity award is being awarded in consideration of you converting to a full-time employee and terminating your Consulting Agreement dated April 16, 2020 with the Company, as amended (the “Consulting Agreement”), effective as of this date and waiving all payments due thereunder with respect to services performed during the month of January 2021 through the date of termination. Upon commencement of employment, you and the Company hereby agree that the Consulting Agreement has terminated.

Severance

• Termination Without Cause or Resignation for Good Reason. In the event that the Company terminates your employment other than due to: (i) Cause (which term is defined below in this Agreement), or (ii) your death or disability, or in the event that you terminate your employment with the Company for Good Reason (which term is defined below in this Agreement), then, subject to the condition precedent of your execution and delivery of the Company’s standard form general release to be delivered to you at the time of your termination, which release becomes irrevocable within sixty (60) days following your termination, you will be entitled to the following severance benefits (the “Non-CIC Severance Benefits”):

(i)

your Base Salary for a period of nine (9) months following your termination of employment (such applicable period, the “Severance Period”), which amount shall be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination of employment; provided, however, that no payments will be made prior to the sixtieth (60th) day following your termination of employment. On the sixtieth (60th) day following your termination of employment, the Company will pay you in a lump sum the Base Salary that you would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day in compliance with Section 409A (as defined below) and the effectiveness of the release, with the balance of the Base Salary being paid as originally scheduled. For such purposes, your final Base Salary will be calculated at the rate in effect as of the effective date of termination of your employment and prior to giving effect to any reduction in Base Salary that would give rise to your right to resign for Good Reason;

(ii)

if you are eligible for and timely elect to continue your health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following your termination date, the Company will pay the COBRA group health insurance premiums for you and your eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you

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January 20, 2021

become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment;

(iii)

the vesting of all outstanding equity awards held by you shall be accelerated so that the amount of shares vested under such equity award shall equal that number of shares which would have been vested if you had continued to render services to the Company through the Severance Period; and

(iv)	outplacement assistance, in duration and amounts that are determined by the Company to be reasonable in its sole discretion.

• Termination Without Cause or Resignation for Good Reason During a Change in Control Period. In the event that the Company terminates your employment other than due to: (i) Cause, or (ii) your death or disability, or you terminate your employment with the Company for Good Reason, in each case at any time during the Change in Control Period (which term is defined below in this Agreement) then, subject to the condition precedent of your execution and delivery of the Company’s standard form general release to be delivered to you at the time of your termination, which release becomes irrevocable within sixty (60) days following your termination, you will be entitled to the following severance benefits (the “CIC Severance Benefits”) in lieu of any Non-CIC Severance Benefits (and for the avoidance of doubt: (x) in no event will you be entitled to both the Non-CIC Severance Benefits and the CIC Severance Benefits, and (y) if the Company has commenced providing the Non-CIC Severance Benefits to you prior to the date that you become eligible to receive the CIC Severance Benefits, the Non-CIC Severance Benefits previously provided to you (or your beneficiaries or estate, as applicable) shall reduce the CIC Severance Benefits provided below):

(i)

your Base Salary for a period of nine (9) months following your termination of employment (such period, the “CIC Severance Period”), which amount shall be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination of employment; provided, however, that no payments will be made prior to the sixtieth (60th) day following your termination of employment. On the sixtieth (60th) day following your termination of employment, the Company will pay you in a lump sum the Base Salary that you would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day in compliance with Section 409A (as defined

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January 20, 2021

below) and the effectiveness of the release, with the balance of the Base Salary being paid as originally scheduled. For such purposes, your final Base Salary will be calculated at the rate in effect as of the effective date of termination of your employment with the Company and prior to giving effect to any reduction in Base Salary that would give rise to your right to resign for Good Reason;

(ii)

a lump sum payment in an amount equal to your target annual bonus for the Company’s then-current fiscal year, which payment shall be paid on the Company’s first standard payroll date following the later of (A) the date that is sixty (60) days following your date of termination, but in no event more than seventy-five (75) days thereafter, or (B) the date of the Change in Control;

(iii)

if you are eligible for and timely elect to continue your health insurance coverage under the Company’s group health plans under COBRA following your termination date, the Company will pay the COBRA group health insurance premiums for you and your eligible dependents until the earliest of (A) the close of the CIC Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the CIC Severance Period, a fully taxable cash payment equal to the Health Care Benefit Payment. The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the CIC Severance Period or (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment;

(iv)

If such termination is due to the Company terminating your employment for any reason (other than Cause or due to your death or disability) or your termination of your employment with the Company for Good Reason, then the vesting of all outstanding equity awards held by you shall be accelerated on the later of (A) the date of your termination or (B) the date of such Change in Control, so that all such equity awards shall be deemed to be fully vested. In addition, subject to the terms of the Company’s equity plan, any such equity awards that are stock options may be exercised by you (or your legal guardian or legal representative) until the latest of (x) three (3) months after the date of your termination of employment (y) with respect to any portion of such equity awards that become exercisable on the date of a Change in Control pursuant to this clause (iv), three (3) months after the date of the Change in Control, or (z) such longer period as may be specified in the applicable equity award agreement; provided, however, that in no event shall any equity award that is a stock option remain exercisable beyond the original outside expiration date of such equity award; and

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January 20, 2021

(v)	outplacement assistance, in duration and amounts that are determined by the Company to be reasonable in its sole discretion.

Certain Definitions.

For purposes of this Agreement, the following definitions shall be applicable:

“Cause” shall mean any one or more of the following: (i) your intentional commission of an act, or intentional failure to act, that materially injures the business of the Company; provided, however, that in no event shall any business judgment made in good faith by you and within your defined scope of authority constitute a basis for termination for Cause under this Agreement; (ii) your intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board or the Supervising Officer; (iii) your material breach of your fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement, the Proprietary Rights Agreement (as defined below), or the Company’s written policies); (iv) your indictment for or conviction of any felony or any crime involving dishonesty; or (v) your participation in any fraud or other act of willful misconduct against the Company; provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall provide written notice to you describing the nature of such event and you shall thereafter have twenty (20) days to cure such event.

“Change in Control” shall mean (1) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity, (2) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (3) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors. An “Excluded Entity” means a corporation, limited liability company or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s, limited liability company’s or other entity’s voting securities outstanding immediately after such transaction. As used in this Agreement, the consummation of (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company; provided, however, that following the Company’s IPO, “Change in Control” shall have the meaning described in the Company’s stock plan adopted by the Company in connection with the Company’s IPO.

Heidi Henson

January 20, 2021

“Change in Control Period” means the three (3) months prior to or within one (1) year after such Change in Control.

“Good Reason” means any one or more of the following: (i) a material diminution in the nature or scope of your duties; (ii) a material reduction in your Base Salary (other than as part of a reduction in the base salaries of all or substantially all other senior executives of the Company that is in the same proportion as the reduction in your Base Salary); and (iii) the permanent, non-voluntary relocation of your principal place of employment with the Company to a location that increases your one-way commuting distance by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order for you to resign for Good Reason, each of the following requirements must be met: (A) you much provide written notice to the Board or the Supervising Officer within sixty (60) calendar days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation; (B) you must allow the Company at least twenty (20) days from receipt of such written notice from you sufficiently describing such alleged Good Reason to cure such event; (C) such event must not be cured by the Company within such twenty (20) day period; and (D) you must resign for Good Reason not later than sixty (60) days after the expiration of the foregoing cure period.

“IPO” means the Company’s initial public offering of shares of its common stock pursuant to an effective Registration Statement on Form S-1.

Withholding Taxes

All payments and benefits described in this Agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

409A Compliance

It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (the “Section 409A”), provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. In furtherance of the foregoing, the severance payments payable under the heading “Severance” shall be paid no later than the last date permitted in order to satisfy the exemption from Section 409A under Treasury Regulations 1.409A 1(b)(4). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, to the extent any payments to you pursuant to this Agreement constitute “nonqualified deferred compensation” subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Section 409A of the Code or to satisfy such exception, no amount shall be payable pursuant to such sections unless your termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”). Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service under Section 409A to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under

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January 20, 2021

any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of your Separation from Service with the Company, or (ii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitute “nonqualified deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, any such severance benefits shall not be paid, or in the case of installments shall not commence payment, until the sixtieth (60th) day following the Separation from Service or other applicable payment event. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the applicable release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Notwithstanding the foregoing if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

Nondisclosure and Developments

As a condition of your employment, you shall sign the Company’s standard employee Confidential Information and Invention Assignment Agreement (the “Proprietary Rights Agreement”).

No Conflicting Obligation

You hereby represent and warrant that as of the execution and delivery of this Agreement, the performance by you of any or all of the terms of this Agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after your commencement of employment or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You hereby further represent and warrant to the Company that, prior to the date of this Agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

Heidi Henson

January 20, 2021

Defend Trade Secrets Act Notice of Immunity Rights

You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the proprietary information to your attorney and use the proprietary information in the court proceeding, if you file any document containing the proprietary information under seal, and do not disclose the proprietary information, except pursuant to court order.

Termination

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason. Either party may terminate your employment with the Company at any time and for any or no reason upon thirty (30) days prior written notice; provided that the Company may terminate you for Cause and you may resign for Good Reason (subject to the process specified within the definition) at any time upon written notice.

Regardless of the reason your employment with the Company terminates, you will continue to comply with the Proprietary Rights Agreement contemplated hereby.

Work Eligibility

You agree that prior to the commencement of employment, you will provide the Company with sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your eligibility to work in the United States.

Governing Law

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California.

Dispute Resolution

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to

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award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. BOTH YOU AND THE COMPANY ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. This section is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to your employment; provided, however, that you shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that you shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits.

Entire Agreement; Amendment

This Agreement (together with the Proprietary Rights Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this Agreement in accordance with its terms, and any provision of any such prior agreement, which conflicts with or contradicts any provision of this Agreement, is hereby revoked and superseded. Any prior agreement, if any, you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked and superseded by this Agreement. This Agreement may be amended or terminated only by a written instrument executed both by you and the Company.

Notices

Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to you at the address as listed on the Company payroll.

Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

Heidi Henson

January 20, 2021

Waiver

Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

Counterparts

This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

Headings

The headings of the sections and paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Indemnification and Director’s and Officer’s Insurance

The Company will indemnify you to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and you shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers.

Successors and Assigns

This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and your respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

[Signature Page Follows]

Heidi Henson

January 20, 2021

Please acknowledge your acceptance of the terms of this Agreement by signing below and returning a copy to me.

Sincerely,

PARDES BIOSCIENCES, INC.

By:	/s/ Uri A. Lopatin, M.D.
Name: Uri A. Lopatin, M.D.
Title: President and CEO

Accepted and Agreed:

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this Agreement prior to signing hereunder.

/s/ Heidi Henson
Heidi Henson
Date:	1/20/2021